Schedule A

Funds	Percentage of Investment Management Fee	Effective Date
FT Cboe Vest US Equity Moderate Buffer ETF – January	50%	January 12, 2023
FT Cboe Vest US Equity Moderate Buffer ETF – February	50%	February 10, 2023
FT Cboe Vest U.S. Equity Enhance & Moderate Buffer ETF – March	50%	March 10, 2023
FT Cboe Vest U.S. Equity Moderate Buffer ETF – March	50%	March 10, 2023
FT Cboe Vest U.S. Equity Moderate Buffer ETF – April	50%	April 14, 2023
FT Cboe Vest U.S. Equity Moderate Buffer ETF – May	50%	May 15, 2023
FT Cboe Vest U..S Small Cap Moderate Buffer ETF - May	50%	May 15, 2023
FT Cboe Vest U.S. Equity Moderate Buffer ETF – June	50%	June 9, 2023
FT Cboe Vest U.S. Equity Moderate Buffer ETF – July	50%	June 9, 2023
FT Cboe Vest U.S. Small Cap Moderate Buffer ETFs - August	50%	August 7, 2023
FT Cboe Vest U.S. Equity Enhance & Moderate Buffer ETF – July	50%	July 12, 2023
FT Cboe Vest U.S. Equity Enhance & Moderate Buffer ETF – August	50%	July 12, 2023